Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

F-1

TNL Mediagene

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	TNL Mediagene Ordinary Shares	(1)	457(a)	1,600,354	$3.01	$4,817,065.54	0.0001381	$665.24
Fees to be Paid	Equity	3i Warrants	(2)	457(a)	145,844	0.00	0.00	0.0001381	0.00
Fees to be Paid	Equity	TNL Mediagene Ordinary Shares underlying 3i Warrants	(3)	457(a)	145,844	$3.2470	$473,555.47	0.0001381	$65.40

Total Offering Amounts:							$5,290,621.01		730.64
Total Fees Previously Paid:									0.00
Total Fee Offsets:									0.00
Net Fee Due:									$730.64

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Offering Note(s)

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from share splits, share dividends or similar transactions.

Represents (i) up to 1,250,000 TNL Mediagene Ordinary Shares issuable to 3i, LP under the Second Note (as such term is defined in the Registration Statement) issued on December 8, 2025; (ii) up to 300,354 TNL Mediagene Ordinary Shares issuable to the 2025 PIPE Investors (as such term is defined in the Registration Statement); and (iii) up to 50,000 TNL Mediagene Ordinary Shares issuable to the 2025 Vendors (as such term is defined in the Registration Statement).

Based on the average of the high ($3.0600) and low ($2.9600) prices of TNL Mediagene Ordinary Shares on the Nasdaq Capital Market on March 2, 2026 (within five business days prior to the date of the Registration Statement).

Paid herewith.
(2)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from share splits, share dividends or similar transactions.

Represents 3i Warrants issuable to 3i, LP under the Second Note issued on December 8, 2025. Following the Share Consolidation (as such term is defined in the Registration Statement), the number of TNL Mediagene Ordinary Shares purchasable under the 3i Warrants was adjusted to 145,844 TNL Mediagene Ordinary Shares.

No separate registration fee is required pursuant to Rule 457(g) under the Securities Act.

Paid herewith.
(3)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from share splits, share dividends or similar transactions.

Each 3i Warrant will entitle the holder thereof to purchase one TNL Mediagene Ordinary Share at a price of $3.2470 per share (subject to adjustment).

Represents up to 145,844 TNL Mediagene Ordinary Shares issuable upon exercise of the 3i Warrants.

Based on the exercise price of the 3i Warrants ($3.2470).

Paid herewith.